Exhibit 99.2

                                         FOR  ADDITIONAL INFORMATION:
                                         Stan Lampe
                                         (606) 815-4061

                                         FOR IMMEDIATE RELEASE
                                         September 27, 1999

Ashland Inc. amends tender
offer in Superfos bid

Covington, Ky. -- Ashland Inc. (NYSE: ASH) has today submitted an increased and amended tender offer to the Copenhagen Stock Exchange which increases its offering price to DKK 160 per share. The new tender offer expires Oct. 11, 1999.
     Previously, the bid had been set at DKK 150.18 per share.
     On Sept. 22, Ashland Inc. announced its intention to increase the tender offer to the shareholders of Superfos to DKK 160 per share, on the condition that such an increased tender offer was recommended for approval by the board of directors of Superfos.
     On Sept. 24, Ashland Inc. announced that it had entered into a conditional agreement with the European private equity fund, Industri Kapital. The agreement is, among other things, conditional upon Ashland Inc. acquiring Superfos through the increased offer. According to the agreement, Industri Kaptial will purchase and manage the parts of Superfos that are not related to the US construction business. Industri Kapital is one of Europe's leading private equity funds, with more than one billion Euro under management from nordic and international investors, including Unibank, Ratos, Citicorp, Norsk Hydro, Orkla and Shell. Since its founding ten years ago, Industri Kapital has made 31 investments, including investments in Hjem-Is Europea A/S, Crisplant Industries A/s, and Fona Gruppen A/S.

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     "Our agreement with Industri Kapital for the remainder of the Superfos business should reduce potential uncertainty for all concerned," said Ashland Inc. Senior Vice President James R. Boyd, "Further, we believe that the decision of the Superfos board to recommend this new tender offer to their shareholders marks a major step forward toward the conclusion of this deal," he concluded.
     Ashland Inc. (NYSE:ASH) is a diversified company with wholly owned operations in distribution, specialty chemicals, motor oil and car care products, and highway construction. Ashland Distribution Company is the largest distributor of chemicals, plastics and fiber reinforcements in North America, a leading distributor of fine ingredients in North America, and a leading Pan-European distributor of plastics. Ashland Specialty Chemical Company is a leading, worldwide supplier of specialty chemicals. Valvoline's major consumer brands include Valvoline(R) motor oils, Eagle One(R) appearance products, Zerex(R) antifreeze, Pyroil(R) Performance Products and Valvoline SynPower(R) automotive chemicals. APAC is the nation's largest highway contractor with operations in 14 southern and midwestern states. Ashland also has a 38-percent equity interest in Marathon Ashland Petroleum LLC and a 58-percent equity interest in Arch
Coal,     Inc.     (NYSE:ACI).     Ashland's     Internet     address    is
http://www.ashland.com.